FOR IMMEDIATE RELEASE April 27, 2005	CONTACT GREG STEFFENS, PRESIDENT (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS THIRD QUARTER RESULTS

BOARD DECLARED QUARTERLY DIVIDEND OF $0.09 PER SHARE

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced a net loss for the third quarter of fiscal year 2005 of $976,000, or $(.43) per diluted share as compared to earnings of $.30 per diluted share during the same period of the prior year. Net income for the nine month period ending March 31, 2005 totaled $691,000, or $.30 per diluted share as compared to $2.1 million, or $.91 per diluted share earned during the same period of the prior year.

         The net loss for the three month period ended March 31, 2005 was primarily due to developments surrounding a credit relationship of approximately $4.9 million which involved both potential fraudulent activities and fraudulent financial statements provided by the borrower, as indicated in a prior press release. In addition to the previously announced $1.4 million loan loss provision, the Company added an additional loan loss provision of $1.2 million for the third quarter ended March 31, 2005, primarily due to the discovery of additional information concerning the creditor. The Company continues to actively monitor this situation, which could result in additional loan loss provisions and expenses. The net loss for the three month period ended March 31, 2005 included a $2.6 million increase in loan loss provision, a $210,000 loss sustained on an operating deposit account and a $50,000 reserve for legal fees all related to this credit relationship, partially offset by the associated decrease in income tax expense.

         Dividend Declared:

         The Board of Directors, on April 19, 2005, declared the 44th consecutive quarterly dividend since the inception of the Company. The $.09 dividend will be paid on May 31, 2005 to shareholders of record at the close of business on May 16, 2005.

         Balance Sheet Summary:

         The Company's assets increased $18.8 million to $330.5 million at March 31, 2005, as compared to $311.7 million at June 30, 2004. This growth was attributed primarily to an increase in the loan portfolio and fixed assets, partially offset by a decline in the investment portfolio.

         Loans, net of allowance for loan losses, as of March 31, 2005, increased $13.5 million to $261.9 million, as compared to $248.4 million at June 30, 2004. The Company continues to focus on changing the loan mix and growth within the loan portfolio as indicated by growth in commercial and residential loans of $12.3 million and $1.9 million, respectively, for the nine month period ending March 31, 2005.

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         The investment portfolio decreased $3.9 million to $36.3 million at March 31, 2005 as compared to $40.2 million at June 30, 2004, primarily due to the sale of $5.5 million in investments and equities to fund the purchase of property for future expansion.

         Total liabilities increased $18.9 million to $304.7 million at March 31, 2005 as compared to $285.8 million at June 30, 2004. The increase primarily reflected an $18.8 million increase in total deposits and a $6.8 million increase in securities sold under agreements to repurchase, partially offset by a $6.8 million decrease in FHLB overnight advances. The increase in deposits was primarily due to increases in CDs, savings and checking accounts of $17.2 million, $3.8 million and $2.6 million, respectively, partially offset by a $6.1 million decrease in MMDAs. The increase in CDs reflects the Banks strategy of replacing overnight FHLB borrowings with 13 and 15 month funds. Securities sold under agreements to repurchase increased primarily due to the development and expansion of new and existing relationships.

         Total stockholders' equity decreased $135,000 to $25.8 million at March 31, 2005 as compared to $26.0 million at June 30, 2004. The decrease was primarily due to cash dividends paid and the repurchase of 29,701 shares of common stock, partially offset by net income.

         The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased approximately 80,000 shares at an average cost of $15.24 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations.

         Income Statement Summary:

         Short-term interest rates continued to increase in the third quarter of fiscal year 2005, while longer term rates moved upward at a slower pace, causing the yield curve to continue to flatten. Total interest income for the three and nine month periods ended March 31, 2005 increased by $376,000 and $1.1 million, respectively. The increase for the three month period ended March 31, 2005 was primarily due to a $23.5 million increase in the average balance of interest-earning assets to $306.0 million and the 12 basis point increase in weighted average yields earned, partially offset by a write off of $41,000 in commercial interest due to the classification change of the aforementioned creditor relationship to non-accrual status. The increase in average interest earning assets reflects planned balance sheet growth. For the nine month period ended, the increase was primarily due to a $27.9 million increase in the average balance of interest-earning assets to $301.8 million at March 31, 2005, partially offset by a 1 basis point decrease in weighted average yields earned over the same period of the prior year. For the three and nine months ended March 31, 2005, the average interest rate spread was 5.71% and 5.68% for each period, respectively, as compared to 5.59% and 5.69%, respectively, for the same periods of the prior year.

         Total interest expense for the three and nine months ended March 31, 2005 increased by $430,000 and $1.0 million, respectively. The increase for the three and nine month periods was primarily due to the increase in the average balance of total interest-bearing liabilities of $27.3 million and $29.1 million, respectively, and the increase in the weighted average cost of funds of 36 basis points and 21 basis points for the three and nine month periods ended March 31, 2005, respectively. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives and included $7.2 million in junior subordinated debt issued in March 2004. The increase in the weighted average cost of funds was primarily due to an increase in short term rates resulting in an increase in the pricing of the money market accounts, overnight borrowings and short-term certificates of deposit, along with the interest costs associated with the junior subordinated debt.

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         Net interest income for the three months ended March 31, 2005 decreased $54,000 as compared to the same period of the prior year, primarily due to an increase in the weighted average cost of funds and the aforementioned interest write off, partially offset by an increase in average interest earning assets. The net interest rate spread for the three month period ended March 31, 2005 was 2.82% as compared to 3.07% for the same period ended March 31, 2004. For the nine months ended March 31, 2005, net interest income increased $122,000, primarily due to increase in the average balance of interest earning assets. The net interest rate spread for the nine month period was 2.88% as compared to 3.10% for the same period ended March 31, 2004.

         The provision for loan losses for the three and nine months ended March 31, 2005 was $2.6 million and $2.9 million, respectively, as compared to $60,000 and $175,000 for the same periods ended March 31, 2004. The increase in provision for loan losses was primarily due to the aforementioned credit relationship.

         Non interest income decreased $157,000 for the three month period ended March 31, 2005 as compared to the same period of the prior year. The decrease was primarily due a $210,000 loss on deposits as a result of insufficient funds in the aforementioned credit relationship's operating account. Non interest income increased $359,000 for the nine month period ended March 31, 2005 as compared to the same period of the prior year. The increase was primarily due to the gain on sale of equities and investments of $352,000 in the first six month period ended of fiscal year 2005.

         Non interest expense decreased $6,000 for the three month period ended March 31, 2005 as compared to the same period of the prior year. Non interest expense increased $118,000 for the nine month period ended March 31, 2005 as compared to the same period of the prior year. The increase in non-interest expense for the nine months ended March 31, 2005 was due to increased charitable contributions, telephone, legal and customer related expenses.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including further developments in the Company's ongoing review of and efforts to resolve the problem credit relationship described in this report, which could result in, among other things, further downgrades of the aforementioned loans, additional provisions to the loan loss reserve and the incurrence of other material non-cash and cash changes, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2005	June 30, 2004
Total assets	$330,517,000	$311,703,000
Available-for-sale securities	36,342,000	40,206,000
Loans, net of allowance for loan losses	261,905,000	248,355,000
Allowance for losses on loans	4,738,000	1,978,000
Non-performing assets	5,192,000	298,000
Deposits	230,751,000	211,959,000
FHLB advances	52,500,000	59,250,000
Securities sold under repurchase agreements	13,231,000	6,448,000
Stockholders' equity	25,817,000	25,952,000

Equity to assets ratio	7.81%	8.32%
Allowance for possible loan losses to net loans	1.81%	0.80%
Non-performing loans as a percentage of loans	1.95%	0.05%

Per common share:
Closing Market price	15.85	15.76
Tangible book value	10.38	10.26

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data:	2005	2004	2005	2004
Net interest income	$2,276,000	$2,330,000	$6,982,000	$6,860,000
Provision for loan losses	2,610,000	60,000	2,855,000	175,000
Non interest income	322,000	480,000	1,777,000	1,419,000
Non interest expense	1,664,000	1,670,000	4,912,000	4,794,000
Income taxes	(701,000)	377,000	301,000	1,180,000
Net income	$ (975,000)	$ 703,000	$ 691,000	$2,130,000
Per common share:
Net earnings:
Basic	$ (.44)	$ .31	$ .31	$ .93
Diluted	$ (.43)	$ .30	$ .30	$ .91

Cash dividends paid	$ .09	$ .09	$ .27	$ .27

Average basic shares outstanding	2,221,152	2,283,262	2,224,623	2,277,672
Average diluted shares outstanding	2,281,332	2,345,212	2,286,009	2,349,302

Profitability Ratios:

Return on average assets	(1.18%)	..94%	..29%	..98%

Return on average common equity	(14.38%)	10.63%	3.43%	10.97%

Net interest margin	3.03%	3.30%	3.10%	3.34%
Net interest spread	2.82%	3.07%	2.88%	3.10%

Efficiency Ratio	64.07%	59.44%	56.08%	57.91%